EXHIBIT 10.1

                              PREMIER ENERGY CORP.

Mr. Anton Prodanovic, PhD
6514 Valleybrook Drive
Dallas, Texas 75254
U.S.A.
Phone: 1-972 458-2807
Cell:  1-214 208-3283
Fax:   1-310 774-3920
Email: a.pro@earthlink.net

                     EMPLOYMENT AND STOCK PURCHASE AGREEMENT
                     ---------------------------------------

Agreement made as of this 16th day of October 2008, by and among Anton Prodanovic of Dallas, Texas ("Employee") and Premier Energy Corp (the "Company").

Whereas, The Board of Directors of the Company recognizes Employee's potential contribution to the growth and success of the Company and desires to assure the Company of Employee's employment in an executive capacity as Chief Operating Officer and to compensate him for his services in performing in that capacity, the parties agree to the following terms and conditions of employment. Employee wants to be employed by the Company and to commit himself to serve the Company on the terms herein provided. In connection with his employment, Employee proposes to purchase and the Company to sell Stock on the terms herein provided, including particularly Employee's undertaking to remain loyal to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the parties agree as follows:

1. Definitions.
---------------

"Benefits" shall mean all the fringe benefits approved by the Board from time to time and established by the Company for the benefit of employees generally and/or for key employees of the Company as a class, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability and medical plans (including dental and prescription drug), group life insurance, and pension, profit-sharing and stock bonus plans or their equivalent.

"Board" shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as same shall be constituted from time to time.

"Cause" for termination shall mean (i) Employee's final conviction of a felony involving a crime of moral turpitude, (ii) acts of Employee which, in the judgment of the Board, constitute willful fraud on the part of Employee in connection with his duties under this Agreement, including but not limited to misappropriation or embezzlement in the

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performance of duties as an employee of the Company, or willfully engaging in conduct materially injurious to the Company and in violation of the covenants contained in this Agreement, or (iii) gross misconduct, including but not limited to the willful failure of Employee either to (a) continue to obey lawful written instruction of the Board after thirty (30) days notice in writing of Employee's failure to do so and the Board's intention to terminate Employee if such failure is not corrected, or (b) correct any conduct of Employee which constitutes a material breach of this Agreement after thirty (30) days notice in writing of Employee's failure to do so and the Board's intention to terminate Employee if such failure is not corrected.

"Chairman" shall mean the individual designated by the Board from time to time as its chairman.

"Chief Operating Officer" shall mean the individual having responsibility to the Board for the operational affairs of the Company and who reports and is accountable only to the Chief Executive Officer and the Board.

"Employee" shall mean Anton Prodanovic and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

"Stock" shall mean the Company's Common Stock.

"Company" shall mean Premier Energy Corp, a Florida corporation, together with such subsidiaries of the Company as may from time to time exist.

2. Position, Responsibilities, and Term of Employment.
------------------------------------------------------

2.01 Position. Employee shall serve as Chief Operating Officer and in such additional management position(s) as the Board shall designate. In this capacity Employee shall, subject to the bylaws of the Company, and to the direction of the Board, serve the Company by performing such duties and carrying out such responsibilities as are normally related to the position of Chief Operating Officer in accordance with the standards of the industry. The Board shall either vote, or recommend to the shareholders of the Company, as appropriate, that during the term of employment pursuant to this Agreement: (i) Employee be nominated for election as a director at each meeting of shareholders held for the election of directors; (ii) Employee be elected to and continued in the office of President of the Company and such of its subsidiaries as he may select (and such other office, if any, as shall be denominated that of the Chief Operating Officer of the Company or such subsidiary in the Company's or such subsidiary's Bylaws or other constituent instruments); (iii) Employee be elected to and continued on the Board of each subsidiary of the Company, (iv) if the Board of the Company or any of its subsidiaries shall appoint an executive committee (or similar committee authorized to exercise the general powers of the Board), Employee be elected to and continued on such committee; and (v) neither the Company nor any of its subsidiaries shall confer on any other officer or employee authority, responsibility, powers or prerogatives superior or equal to the authority, responsibility, prerogatives and powers vested in Employee hereunder.

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2.02 Best Efforts Covenant. Employee will, to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for the Company and its subsidiaries and affiliates.

2.03 Exclusivity Covenant. During the Agreement's term, Employee will not undertake or engage in any other employment, occupation or business enterprise other than a business enterprise in which Employee does not actively participate. Further, Employee agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest in the Territory adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action towards any of the foregoing. The provisions of this Section shall not prevent Employee from owning shares of any competitor of the Company so long as such shares (i) do not constitute more than 5% of the outstanding equity of such competitor, and (ii) are regularly traded on a recognized exchange or listed for trading by NASDAQ in the over-the-counter market.

2.04 Post-Employment Noncompetition Covenant. Except with the prior written consent of the Board, Employee shall not engage in activities in the Territory either on Employee's own behalf or that of any other business organization, which are in direct or indirect competition with the Company for a period of one
(1) year subsequent to Employee's voluntary withdrawal from employment with the Company (except for a termination pursuant to a Change in Control), or the Company's termination of Employee's employment for Cause. Employee and the Company expressly declare that the territorial and time limitations contained in this Section and the definition of "Territory" are entirely reasonable at this time and are properly and necessarily required for the adequate protection of the business and intellectual property of the Company. If such territorial or time limitations, or any portions thereof, are deemed to be unreasonable by a court of competent jurisdiction, whether due to passage of time, change of circumstances or otherwise, Employee and the Company agree to a reduction of said territorial and/or time limitations to such areas and/or periods of time as said court shall deem reasonable. For a period of one year subsequent to Employee's voluntary withdrawal from employment with the Company (except for a termination pursuant to a Change in Control), or the Company's termination of Employee's employment for Cause, Employee will not without the express prior written approval of the Board (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twenty-four-(24) month period preceding the date of the incident in question, to discontinue, reduce, or modify such employment, agency or business relationship with the Company, or
(ii) employ or seek to employ or cause any business organization in direct or indirect competition with the Company to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date the Employee or the competitive business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent the Employee from providing a letter of recommendation to an employee with respect to a future employment opportunity.

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2.05 Confidential Information. Employee recognizes and acknowledges that the
Company's trade secrets and proprietary information and know-how, as they may exist from time to time ("Confidential Information"), are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of Employee's duties hereunder. Employee will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, information or know-how to any Person for any reason or purpose whatsoever, nor shall Employee make use of any such property for his own purposes or for the benefit of any Person (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and know-how which are then in the public domain (provided that Employee was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company's consent). Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. Employee agrees to hold as the Company's property all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company at any time, to deliver the same to the Company. Employee agrees that he will not use or disclose to other employees of the Company, during the term of this Agreement, confidential information belonging to his former employers. Employee shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

2.06 Nonsolicitation. Except with the prior written consent of the Board, Employee shall not solicit customers, clients, or employees of the Company or any of its affiliates for a period of twelve (12) months from the date of the expiration of this Agreement. Without limiting the generality of the foregoing, Employee will not willfully canvas, solicit nor accept any such business in competition with the business of the Company from any customers of the Company with whom Employee had contact during, or of which Employee had knowledge solely as a result of, his performance of services for the Company pursuant to this Agreement. Employee will not directly or indirectly request, induce or advise any customers of the Company with whom Employee had contact during the term of this Agreement to withdraw, curtail or cancel their business with the Company. Employee will not induce or attempt to induce any employee of the Company to terminate his/her employment with the Company.

2.07 Records, Files. All records, files, drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Employee during the term of his employment under this Agreement shall be and shall remain the sole property of the Company.

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2.08 Hired to Invent. Employee agrees that every improvement, invention, process, apparatus, method, design, and any other creation that Employee may invent, discover, conceive, or originate by himself or in conjunction with any other Person during the term of Employee's employment under this Agreement [that relates to the business carried on by the Company during the term of Employee's employment under this Agreement] shall be the exclusive property of the Company. Employee agrees to disclose to the Company every patent application, notice of copyright, or other action taken by Employee or any affiliate or assignee to protect intellectual property during the 12 months following Employee's termination of employment at the Company, for whatever reason, so that the Company may determine whether to assert a claim under this Section or any other provision of this Agreement. Any impropriety by the Company voids these provisions.

2.09 Equitable Relief. Employee acknowledges that his services to the Company are of unique characters which give them a special value to the Company. Employee further recognizes that violations by Employee of any one or more of the provisions of this Section 2 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violation(s) may result in irreparable and continuing harm to the Company. Employee agrees that, therefore, in addition to any other remedy which the Company may have at law and equity, including the right to withhold any payment of compensation under Section 4 of this Agreement, the Company shall be entitled to injunctive relief to restrain any violation, actual or threatened, by Employee of the provisions of this Agreement.

3. Compensation.
----------------

3.01 Minimal Annual Compensation. The Company shall pay to Employee for the services to be rendered hereunder a base salary at an annual rate of One Hundred Thousand dollars ($100,000) ("Minimum Annual Compensation"). There shall be an annual review for merit by the Board and an increase as deemed appropriate to reflect the value of services by Employee. At no time during the term of this Agreement shall Employee's annual base salary fall below Minimum Annual Compensation. In addition, if the Board increases Employee's Minimum Annual Compensation at any time during the term of this Agreement, such increased Minimum Annual Compensation shall become a floor below which Employee's compensation shall not fall at any future time during the term of this Agreement and shall become Minimum Annual Compensation. Employee's salary shall be payable in periodic installments in accordance with the Company's usual practice for similarly situated employees of the Company.

3.02 Incentive Compensation. In addition to Minimum Annual Compensation, Employee shall be entitled to receive payments under the Company's incentive compensation and/or bonus program(s) (as in effect from time to time), if any, in such amounts as are determined by the Company to be appropriate for similarly situated employees of the Company. Any incentive compensation which is not deductible in the opinion of the Company's counsel, under ss. 162(m) of the Internal Revenue Code shall be deferred and paid, without interest, in the first year or years when and to the extent such payment may be deducted, Employee's right to such payment being absolute, subject only to the provisions of Section 2.09.

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3.03 Participating in Benefits. Employee shall be entitled to all Benefits for as long as such Benefits may remain in effect and/or any substitute or additional Benefits made available in the future to similarly situated employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefits adopted by the Company. Benefits paid to Employee shall not be deemed to be in lieu of other compensation to Employee hereunder as described in this Section 3.

3.04 Specific Benefits. During the term of this Agreement (and thereafter to the extent this Agreement shall require):

(a) Employee shall be entitled to four (4) weeks of paid vacation time per year, to be taken at times mutually acceptable to the Company and Employee.

(b) In addition to the vacation provided pursuant to Section 3.04(a) hereof, Employee shall be entitled to not less than ten (10) paid holidays (other than weekends) per year, generally on such days on which the New York Stock Exchange is closed to trading.

(c) Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company or the Board for the similarly situated employees of the Company) in performing services hereunder.

OR

(d) Upon submission of travel and expense reports accompanied by proper vouchers, the Company will pay or reimburse Employee for all first class transportation, hotel, living and related expenses incurred by Employee on business trips away from the Company's principal office or Employee's principal residence, and for all other business and entertainment expenses reasonably incurred by him in connection with the business of the Company and its subsidiaries during the term of this Agreement.

(e) Employee shall be eligible to participate during the Employment Period in Benefits not inconsistent or duplicative of those set forth in this Section 3.04 as the Company shall establish or maintain for its employees or executives generally.

4. Termination.
---------------

4.01 Termination by Company for Other Than Cause. If during the term of this Agreement the Company terminates the employment of Employee and such termination is not for Cause, then, subject to the provisions of Section 2.09, the Company shall pay to Employee an amount equal to the monthly portion of Employee's Minimum Annual Compensation multiplied by the greater of twenty-four (24) or the number of months remaining in the term of this Agreement (the "Severance Period") until such time as Employee shall become reemployed in a position consistent with Employee's experience and stature. If Employee obtains such a position but Employee's annual compensation shall be less than the Minimum Annual Compensation, then the difference shall be paid to Employee for the balance of the Severance Period. Such difference shall be calculated as follows:
The difference between Employee's Minimum Annual Compensation for any year, or lesser period, in which this Agreement would have been in effect and the annualized compensation payable to Employee in his new position during such

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period shall be payable in the same manner as the Minimum Annual Compensation was paid prior to termination over the period of such reemployment during such period. If the Employee's employment in a new position shall terminate, then for the purposes of this Paragraph 4.01 Employee shall be entitled to continuation of the Minimum Annual Compensation until he shall again become reemployed, in which case only the difference shall be payable as aforesaid; and so on. [If the Employee's employment shall terminate as aforesaid or if the Employee's reemployment in a new position shall terminate, Employee shall use his best efforts to become reemployed as soon as reasonably possible in a position consistent with Employee's experience and stature.] Subject to the provisions of
Section 2.09, the Company shall pay to Employee, in one lump sum as soon as practicable, but in no event later than sixty (60) days after the date of such termination, the Minimum Annual Compensation times the number of years, or portions thereof, remaining in the term of the Agreement [and discounted to present value using a capitalization rate of 10%].

4.02 Constructive Discharge. If the Company fails to reappoint Employee to (or rejects Employee for) the position or positions listed in Section 2.01, fails to comply with the provisions of Section 3, or engages in any other material breach of the terms of this Agreement, Employee may at his option terminate his employment and such termination shall be considered to be a termination of Employee's employment by the Company for reasons other than "Cause."

4.03 Termination by the Company for Cause. The Company shall have the right to terminate the employment of Employee for Cause. Effective as of the date that the employment of Employee terminates by reason of Cause, this Agreement, except for Sections 2.04 through 2.09, shall terminate and no further payments of the Compensation described in Section 3 (except for such remaining payments of Minimum Annual Compensation under Section 3.01 relating to periods during which Employee was employed by the Company, Benefits which are required by applicable law to be continued, and reimbursement of prior expenses under Section 3.04) shall be made.

5. Stock Options.
-----------------

5.01 Amount of Stock. In accordance with the provisions of the Company's specific authorization of the Board, the Company hereby grants to Employee, subject to all of the terms and conditions of the Plan and this Agreement, an option to acquire Two Hundred Thousand (200,000) shares of the Company's outstanding common stock ("Option Stock") per year at $0.01 per share.

5.02 Vesting. The Option to acquire the Option Stock granted in Section 5.01 shall be available on the first day of the month beginning with October of 2009 and ending with October of 2010, and similarly thereafter for the term of the Agreement.

6.01 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New York.

7.01 Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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7.02 Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid cable, telex or registered air mail, return receipt requested, to the party to receive such notice at its address set forth at the end of this Agreement or at such other address as a party may by notice specify to the other.

7.03 Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

7.04 Binding Effect. Subject to the provisions of Section 4 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto. All obligations of Employee with respect to any Shares covered by this Agreement shall, as the context requires, bind Employee's spouse and the divorce or death of such spouse shall not vitiate the binding nature of such obligation.

7.05 Survival of Rights and Obligations. All rights and obligations of Employee or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.


Premier Energy Corp (The Company)


By /s/ Michael Yuster
   ------------------
Michael Yuster, President


By /s/ Anton Prodanovic, PhD
   -------------------------
Anton Prodanovic, PhD (Employee)

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